                                                                    EXHIBIT 99.1

                          [LETTERHEAD OF TRUE NORTH]

    Date:  December 3, 1997
Contact: Susan Geanuleas, True North Communications: 312/425-6570 Ed Orgon, The Torrenzano Group: 212/681-1700 ext.102

           FOR IMMEDIATE RELEASE

                 TRUE NORTH FILES COUNTERSUIT AGAINST PUBLICIS


CHICAGO -- True North Communications Inc. (NYSE: TNO) today filed an answer and countersuit to the complaint of Publicis Communication in the U.S. District Court for the Northern Illinois, Eastern Division, relating to the proposed acquisition by True North of Bozell, Jacobs, Kenyon & Eckhardt, Inc. (Bozell).

True North's answer responds to all claims made in the lawsuit filed by Publicis against True North. In addition, in its countersuit, True North makes certain claims against Publicis and other parties.

True North's countersuit alleges that Publicis' publication of its November 10, 1997 letter to True North, which proposes a "combination" of Publicis with True North, and Publicis' related comments are false and misleading in violation of the federal proxy rules. True North's countersuit states:

          "Publicis' supposed proposal to acquire True North is nothing more than a ruse designed to interfere with the proposed Bozell acquisition and to mislead True North's shareholders. Publicis has indicated...that the "combination" Publicis referred to in the November 10, 1997 letter was in actuality an acquisition of Publicis by True North."

The countersuit also alleges that Publicis, its parent, Publicis S.A., and its Director General, Maurice Levy have:

     . tortiously interfered with the exercise by certain True North directors of their fiduciary duties;

     . breached the contracts whereby True North and Publicis separated their respective worldwide agency networks; and

     . tortiously interfered with the current and expected business relationship between True North and Bozell.

The countersuit states:

     "Though Publicis has publicly stated that it is opposing the True North-Bozell transaction in the interests of shareholder value, its actions have not been consistent with the best interests of an open shareholder vote. Its real intention is to block the True North-Bozell transaction by any means . . ."

True North is seeking an order for corrective disclosures, injunctive relief, compensatory and punitive damages and reimbursement of court costs and attorney's fees.

In addition, True North has commenced arbitration proceedings against Publicis pursuant to the contracts whereby True North and Publicis separated their respective worldwide agency networks.

True North Communications Inc. is one of the leading global communications companies, with operations in 69 countries. In 1996, its capitalized billings exceeded $8.2 billion. True North brands include: Foote, Cone & Belding, the largest advertising agency in North America; TN Technologies Inc.; and Associated Communications Companies.

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